Exhibit 12.1

VINCENT R. RUSSO

DIRECT LINE: 404-856-3260

Email: vrusso@robbinsfirm.com

September 28, 2017

Groundfloor Finance Inc.

75 Fifth Street, NW, Suite 214

Atlanta, GA 30308

Re:	Groundfloor Finance Inc.

Post-Qualification Amendment to Offering Statement on Form 1-A

Ladies and Gentlemen:

At your request, we have examined Post-Qualification Amendment No. 52 (the “Amendment”), dated September 28, 2017, to the Offering Statement on Form 1-A of Groundfloor Finance Inc. (the “Company”) (File 024-10496), which was initially qualified by the Securities and Exchange Commission (the “Commission”) on December 15, 2015. The Amendment is being filed in connection with the offer and sale of up to $1,270,540 aggregate principal amount of Limited Recourse Obligations (the “Securities”) offered by the Company. The Securities will be purchased and sold pursuant to a Form of Investor Agreement (the “Investor Agreement”) and a Standard Form of LRO Agreement (the “LRO Agreement”) as set forth in Part III of the Offering Statement, and as entered into between the Company and each purchaser of the Securities (“Purchasers”).

In rendering this opinion, we have examined such records and documents as we have deemed necessary in order to render the opinion set forth herein, including the following:

(1)	The Second Amended and Restated Articles of Incorporation of the Company filed with the Georgia Secretary of State on November 23, 2015 (included as Exhibit 2.1 to the Offering Statement);

(2)	The Bylaws of the Company (the “Bylaws”) (filed as Exhibit 2.2 to the Offering Statement);

(3)	The Amendment, the Offering Statement, the Offering Circular included as Part II of the Offering Statement, and the exhibits filed as a part thereof or incorporated therein by reference;

Robbins · Ross · Alloy · Belinfante · Littlefield llc

999 Peachtree St., ne · Suite 1120 · Atlanta, GA 30309 · www.robbinsfirm.com

Groundfloor Finance Inc.

September 28, 2017

(4)	Action of the Directors of the Company authorizing the Amendment; and

(5)	A Certificate of Existence issued by the Secretary of State of the State of Georgia, dated August 20, 2014, stating that the Company is qualified to do business and in good standing in accordance with the laws of the State of Georgia, along with the Company’s 2016 Annual Registration with the Secretary of State of the State of Georgia confirming that the Company remains in good standing.

In reviewing documents for this opinion, we have assumed and express no opinion as to the authenticity and completeness of all documents submitted to us, including the conformity of all copies to the originals, and the legal capacity of all persons or entities executing the documents. Additionally, in rendering the opinions set forth below, we have assumed that: (i) each Purchaser has the legal capacity or power, corporate or other, to enter into and perform all such obligations under the Investor Agreement and LRO Agreement; (ii) any and all representations of the Company are correct as to questions of fact; (iii) unless otherwise exempt, the Securities will be properly qualified as necessary in each state in which the Securities are to be offered or sold in accordance with the laws and regulations of those states; and (iv) the public offer or sale of the Securities shall be exempt under Section 3(b) of the Securities Act of 1933 from the registration requirements of the Securities Act.

This opinion is qualified by, and is subject to, and we render no opinion with respect to, the following limitations and exceptions to the enforceability of the Securities:

(a)	The effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors;

(b)	The effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether in a proceeding in equity or at law;

(c)	The effect of laws relating to banking, usury or permissible rates of interest for loans, forbearances or the use of money;

Robbins · Ross · Alloy · Belinfante · Littlefield llc

999 Peachtree St., ne · Suite 1120 · Atlanta, GA 30309 · www.robbinsfirm.com

Groundfloor Finance Inc.

September 28, 2017

(d)	The effect of provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws; or

(e)	The financial condition of the Company.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing laws of the United States of America and of the State of Georgia, and solely with respect to whether the Securities are the valid and binding obligations of the Company, the existing laws of the State of Georgia without regard to principles or laws regarding choice of law or conflict of laws.

This opinion is limited to laws, including rules and regulations, in effect on the date of effectiveness of the Amendment. We are basing this opinion on our understanding that, prior to issuing any Securities, the Company will advise us in writing of the terms thereof and other information material thereto, and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate with respect to such Securities. We also assume the Company will timely file any and all supplements or amendments to the Offering Statement and Offering Circular as are necessary to comply with applicable laws in effect from time to time; however, we undertake no responsibility to monitor the Company’s future compliance with applicable laws, rules or regulations of the Commission or other governmental body.

Based upon the foregoing, we are of the following opinion that:

(1)	The Company is a corporation validly existing, in good standing, under the laws of the State of Georgia;

(2)	The Company has the power to create the obligation covered by the Amendment, and has taken the required steps to authorize entering into the obligations covered by the Amendment and Offering Statement;

(3)	The Securities have been duly authorized by the Company; and

(4)	The Securities, when paid for by and delivered to the Purchasers in accordance with the terms of the Investor Agreement and LRO Agreement, will be valid, binding obligations of the Company in accordance with the terms therein.

Robbins · Ross · Alloy · Belinfante · Littlefield llc

999 Peachtree St., ne · Suite 1120 · Atlanta, GA 30309 · www.robbinsfirm.com

Groundfloor Finance Inc.

September 28, 2017

This opinion is intended solely for use in connection with the issuance and sale of the Securities subject to the Amendment and is not to be relied upon for any other purpose. This opinion is based on facts and law existing as of the first date written above and rendered as of such date. Specifically, and without implied limitation, we assume no obligation to advise the Company of any fact, circumstance, event or change in the law subsequent to the date of effectiveness of the Amendment, compliance with any continuing disclosure requirements that may be applicable, or of any facts that may thereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

We consent to the use of this opinion as an exhibit to the Amendment to the Offering Statement and to all references to us, if any, in the Offering Statement, the Offering Circular constituting a part thereof and any amendments thereto.

Sincerely yours,

/S/ Vincent R. Russo
Vincent R. Russo
Robbins Ross Alloy Belinfante
Littlefield LLC

Robbins · Ross · Alloy · Belinfante · Littlefield llc

999 Peachtree St., ne · Suite 1120 · Atlanta, GA 30309 · www.robbinsfirm.com